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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                   FORM 8-K

                                Current Report


                 Filed pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 3, 1998



                            BRANDYWINE REALTY TRUST
                            -----------------------
            (Exact name of registrant as specified in its charter)




          MARYLAND                      1-9106                 23-2413352
(State or Other Jurisdiction          (Commission           (I.R.S. Employer
      of Incorporation)               file number)        Identification Number)



                     16 Campus Boulevard, Newtown Square,
                   Pennsylvania 19073 (Address of principal
                              executive offices)


                                (610) 325-5600
             (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets.

         On March 4, 1998, the Company, through Brandywine Operating Partnership, L.P. (the "Operating Partnership"), consummated the acquisition of the Three Christina Office Centre, an approximately 311,286 net rentable square foot office building in Wilmington, Delaware. The purchase price for this property, which was paid through borrowings under the Company's revolving credit facility, was approximately $50.6 million. The Company has provided additional information with respect to this acquisition under the caption "Three Christina Centre" in Item 5 of a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 1998.

Item 5.  Other Events

         (i) Plymouth Meeting Joint Venture. On February 3, 1998, the Operating Partnership acquired an approximately 60% economic interest in a partnership that owns approximately 12.5 acres of land in Plymouth Meeting, Pennsylvania. The Company believes the land (on which an inn is currently situated) can accommodate an office building containing approximately 190,000 net rentable square feet. The Operating Partnership acquired its interest through a loan and equity contribution aggregating approximately $4.3 million. The loan and equity contribution are entitled to a 10% priority return. As of the date of this Form 8-K, the partnership has not determined its plans for the land.

         (ii) 1000 Chesterbrook Boulevard Joint Venture. On February 25, 1998, the Operating Partnership acquired a 50% interest in a newly-formed partnership that was established to develop a three-story office property containing approximately 180,000 net rentable square feet in Chester County, Pennsylvania. Total project costs are estimated to be approximately $35.9 million. The Operating Partnership has agreed to contribute $5.4 million to the partnership, and the other partner has agreed to contribute approximately
12.5 acres of undeveloped land to the partnership upon receipt of a construction loan. Architectural plans for the development of the land have not been completed and development of the land is subject to receipt of a construction loan as well as certain land development and other necessary approvals.

         (iii) Exercise of Over-allotment Option. On March 6, 1998, the Company issued an additional 1,000,000 common shares of beneficial interest at a price to the public of $24.00 per share. Aggregate proceeds to the Company, net of underwriting discounts and commissions of $1.23 per share and before expenses, totaled $22,770,000. This issuance was the result of the exercise of the over-allotment option granted by the Company to the underwriters in its 10,000,000 common share offering consummated on February 4, 1998.

         (iv) Increase in Credit Facility. On March 17, 1998, the Company increased the maximum amount available for borrowing under its unsecured revolving credit facility from $300 million to $330 million.

         (v) 920 Harvest Drive. On March 16, 1998, the Operating Partnership acquired a two-story office property known as 920 Harvest Drive. This property contains approximately 104,505 net rentable square feet and is located in Blue Bell, Montgomery County, Pennsylvania, for a cash purchase price of approximately $12.0 million. The purchase price was funded from borrowings under the Company's revolving credit facility. As of March 16, 1998, 920 Harvest Drive was fully leased to two tenants. Aetna Life Insurance is the major tenant, occupying approximately 96% of the total net rentable square feet of the property.

         The seller of 920 Harvest Drive, Lincoln National Life Insurance Company (the "Seller") is a party unaffiliated with the Company and the Operating Partnership. The Company based its determination of the purchase price on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunties to retain and attract additional tenants. The purchase price was determined by arm's-length negotiation between the Company and the Seller.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)   Exhibits.

               10.1 - Agreement of Purchase and Sale - Three Christiana Centre

               10.2 - Second Amendment to Amended and Restated Credit Agreement

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                                   SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           BRANDYWINE REALTY TRUST


Date:  March 17, 1998                      By: /s/ Gerard H. Sweeney
                                               ---------------------
                                               Title: President and Chief
                                                      Executive Officer


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